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December 15, 1997



K. Frank Austen, M.D.
Brigham & Women's Hospital
Smith Building
Room 638
75 Francis Street
Boston, MA 02115

Dear Frank:

This letter constitutes our agreement with you regarding your service as a consultant to Abbott Laboratories. You agree to provide consulting services as requested by the Chairman and Chief Executive Officer of Abbott.

You agree that you will be available for consultation with Abbott personnel by means of correspondence and telephone calls and that you will make such reports as appear reasonable and necessary. In addition, at Abbott's request, you will be present at our Abbott Park facility or at other locations for up to ten (10) days of consulting per year at such times as may be mutually agreed upon between you and the Chairman and Chief Executive Officer of Abbott.

The effective date of this Agreement shall be April 1, 1998 and it shall expire on March 31, 1999.

In consideration for services to be rendered under this Agreement, Abbott agrees to pay you compensation at the rate of Fifty Thousand Dollars ($50,000), $37,500 of which shall be paid on or about July 15th and the remaining $12,500 of which shall be paid on or about January 15th the following year. You will also be reimbursed for reasonable travel and accommodation expenses incurred by you in the performance of your services under this Agreement.

Payments shall be made as follows:

a. You may elect in writing for payments to be made in cash or to the "K. F. Austen Grantor Trust" dated November 4, 1988 (your "Secular Trust").


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K. Frank Austen
December 15, 1997
Page 2


     Such election shall be irrevocable as to payments made. If you fail to make an election by March 31, 1998 your payments will be made in cash.

b. If you elect to have any such payments paid to your Secular Trust, the portion paid to your Secular Trust and the portion paid to you in cash will be determined under subsection 9.2 of the Abbott Laboratories Non-Employee Directors' Fee Plan (the "Directors' Fee Plan").

c. If you elect to have any portion of such payments paid to your Secular Trust, the entire amount of the payments covered by such election (including the portion paid to you in cash and the portion paid to your Secular Trust) shall be credited to your "Deferred Fee Trust Account" or "Stock Trust Account" established under subsection 9.3 of the Directors' Fee Plan, in such portions as you elect. Such elections shall be made in accordance with the terms of the Directors' Fee Plan. Amounts credited to your "Stock Trust Account" will be converted to "Common Stock Units" under Section 6 of the Directors' Fee Plan based on the closing price of common shares of the Company on the date such amounts are paid to your Secular Trust, as reported on the New York Stock Exchange Composite Reporting System. Your "Deferred Fee Trust Account" will be subject to the adjustments and shall be credited with the interest specified in subsections 9.4 and 9.6 of the Directors' Fee Plan. Your "Stock Trust Account" will be subject to the adjustments and shall be credited with the fair market value appreciation or depreciation specified in subsections 9.5 and 9.6 of the Directors' Fee Plan.

d. Any payments credited to your "Deferred Fee Trust Account" and "Stock Trust Account" and the earnings on that portion of any fees or retainer paid to your Secular Trust shall be included in the calculation of any "Guaranteed Rate Payment", "Guaranteed Principal Payment" and "Tax Gross-up Payment" due your secular trust under subsections 9.7, 9.8 and
     9.9 of the Directors' Fee Plan.

e. The beneficiary designation filed by you under your Secular Trust shall also control the disposition of any payments under this Agreement which remain in your Secular Trust upon your death.

Any inventions, suggestions, ideas, innovations or reports made by you as a result of the services performed hereunder, shall be promptly disclosed to and shall be the sole property of Abbott. You will cooperate with Abbott in obtaining patents on any such inventions and shall execute any documents tendered to convey or perfect Abbott's ownership in such inventions. You will assist Abbott

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K. Frank Austen
December 15, 1997
Page 3


at its expense, in any manner which Abbott deems necessary to obtain, maintain or defend such patents.

You agree to use Abbott confidential information only for the purposes contemplated by this Agreement and not to disclose such information to others. Your obligations with respect to confidential information shall not apply to information which is publicly disclosed by Abbott or information in the public domain. You agree that you will not knowingly disclose to Abbott any information which is confidential to any other person or firm.

It is acknowledged that this is an Agreement for you to provide personal consulting services to Abbott. As such, Abbott's payment obligations shall cease to accrue upon your death. The relationship created by this Agreement shall be that of an independent contractor and you shall not be an employee of Abbott for any purpose whatsoever.

If you are in agreement with the terms set forth above, please so indicate by signing and returning the enclosed copy of this letter and retain the original for your files.


Very truly yours,

ABBOTT LABORATORIES

By
   -----------------------------------
   Duane L. Burnham, Chairman
   And Chief Executive Officer

                                   ACCEPTED:

                                  -------------------------------------
                                  K. Frank Austen, M.D.

                                   Date:_______________________________